Exhibit 99.1

For media inquiries, contact:
Paula Vaughnn
First Solar, Inc.
(602) 414-9322
pvaughnn@firstsolar.com

First Solar Announces Expansion

-	685 Megawatts of Additional Long Term Module Supply Agreements Totaling $1.28 Billion;
-	120 Megawatt Annual Nameplate Production Capacity Expansion.

PHOENIX, Ariz. — July 9, 2007 - First Solar, Inc. (Nasdaq: FSLR) announced today that it has entered into five agreements for the manufacture and sale of solar modules totaling 685 Megawatts.  These new agreements are expected to allow for sales of approximately $1.28 billion at an assumed exchange rate of $1.30/€1.00, over the period of 2007 to 2012. Included in the new agreements are long term agreements with EDF Energies Nouvelles (EDF EN), a renewable energy producer specializing in wind, hydro, biomass, and solar power plants; and Séchilienne-Sidec, a renewable energy producer specializing in thermal, wind, and solar power plants. As part of the new contract volumes announced today, First Solar and the Juwi Group have also agreed to increase volumes under an existing long term supply agreement. These customers are targeting development of solar projects with First Solar modules in Spain, Italy, France, Greece and Portugal. Also included in the new agreements is a long term agreement with RIO Energie GmbH  & Co. KG, a joint venture of the Stadtwerke Mainz AG utility company and the Juwi Group with a focus on the development of solar power plants in the utility service region of the Stadtwerke Mainz AG and its subsidiaries through 2012. These new long term agreements are structured on terms similar to First Solar’s existing long term supply contracts.

“These contracts signal a major expansion into the solar market by leading energy firms with significant resources and capabilities and will accelerate the continuing evolution of the solar industry,” said Mike Ahearn, First Solar's chief executive officer. “We now have an expanded group of highly capable market partners developing large ground and roof mounted projects throughout Europe under long term agreements. We believe these relationships validate First Solar’s leadership in serving utility scale project developers and operators of solar power plants, diversify our revenues across Europe, and provide revenue visibility to support production capacity expansion.”

Also included in the new sales contracts announced by First Solar is a multi-year agreement with SunEdison, LLC, a leading provider of solar generated electricity to commercial, municipal, and utility customers in North America. SunEdison will deploy First Solar modules in Ontario, Canada, which has adopted a feed-in tariff for solar energy. “We are pleased to form a relationship with SunEdison and look forward to working with them to implement solar projects in Ontario,” stated Mike Ahearn.

First Solar also announced that its board of directors has approved the construction of an additional manufacturing plant in Malaysia with an annual production nameplate rating of 120 Megawatts, representing an investment of approximately $150 million. The additional production capacity of the new plant is scheduled to come on line in the first half of 2009.

About First Solar
First Solar, Inc. [Nasdaq: FSLR] manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints. For more information about First Solar, please visit www.firstsolar.com.

About EDF Energies Nouvelles
EDF Energies Nouvelles (EDF EN), a 50% owned affiliate of the EDF Group, is specialized in renewable power generation (wind, hydro, biomass and solar). It has built up positions in 9 European countries and in the United States through its enXco subsidiary. With a gross installed capacity of 1,037 MW at 31 December 2006 and a turnover of € 335 million for 2006, EDF EN is a leading market player in the renewable energy sector. For more information about EDF EN, please visit www.edf-energies-nouvelles.com.

About Séchilienne-Sidec
Séchilienne-Sidec is an alternative energy producer. It builds and operates thermal, wind power and solar power plants in Europe, the Indian Ocean and the Caribbean, with a total installed capacity of 544 Megawatts. It is listed on the Paris Stock Exchange (ISIN Code FR0000060402 – SECH). For more information about Séchilienne-Sidec, please visit www.sechilienne-sidec.com.

About Rio Energie, Stadwerke Mainz
RIO Energie, with Stadtwerke Mainz AG and the Juwi Group as equal shareholders in the joint venture, aims at promoting renewable energies in the Rheinhessen and South Hesse regions of Germany. Since the beginning of 2006, RIO Energie has realized forty solar projects of various types and capacities. Stadtwerke Mainz has been serving the City of Mainz and surrounding areas for many decades as a reliable provider of electricity, gas, water, and public transportation. For more information about RIO Energie, please visit www.rio-energie.de.

About Juwi Group
The Juwi Group ranks among Germany’s leading renewable energy companies with a focus on wind, photovoltaic, and biomass projects. Juwi Group is involved in all facets of renewable energy project realization, from project origination through installation and operation of projects. The company has developed megawatt projects on landfill sites and building rooftops and is currently building the world’s largest PV power plant, a 40 MW installation at Waldpolenz, east of Leipzig, Germany. For more information about Juwi Group, please visit www.juwi.de.

About SunEdison
SunEdison is a leading solar energy services provider in North America. SunEdison provides solar-generated electricity at or below current retail utility rates to a broad and diverse customer base of commercial, municipal, and utility customers. For more information about SunEdison, please visit www.sunedison.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission.  First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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